RESTATED EMPLOYMENT AGREEMENT
                               OF
                        WALTER A. FORBES
     This amended and restated employment agreement
("Agreement") made effective as of May 15, 1996 by and between CUC International Inc., a Delaware corporation (the "Company") and Walter A. Forbes (the "Executive").
     In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                           SECTION I
                          EMPLOYMENT
     The Company agrees to employ the Executive and the Executive agrees to be employed by the Company, for the Period of Employment as provided in Section III A. below and upon the other terms and conditions provided in this Agreement.

                          SECTION II
                  POSITION AND RESPONSIBILITIES
    During the Period of Employment the Executive agrees to serve as the Company's Chief Executive Officer and to be responsible for the general management of the affairs of the Company, reporting only to the Board of Directors of the Company and as a member of the Board of Directors of the Company for the period for which he is and shall from time to time be elected. During the Period of Employment, the Executive also agrees to serve, if elected, as an Officer and Director of any subsidiary or affiliate of the Company. The Company will undertake to elect the Executive to its Board of Directors.

                          SECTION III
                       TERMS AND DUTIES
     A.   Period of Employment
     The period of the Executive's employment under this Agreement (the "Period of Employment") shall continue through December 31, 2001, subject to extension or termination as provided in this Agreement. On January 1, 1997, and on each January 1 thereafter, the Period of Employment will be automatically extended by twelve additional calendar months unless prior to January 1, 1997, or any subsequent January 1, the Company shall deliver to the Executive, or the Executive shall deliver to the Company, written notice that the Period of Employment will end at the expiration of the then-existing Period of Employment, including any previous extensions, and will not be further extended except by agreement of the Company and the Executive. The Period of Employment shall continue until the expiration of all automatic extensions unless it is terminated as provided in this Agreement.
     B.   Duties
     During the Period of Employment and except for illness, incapacity or any reasonable vacation periods in any calendar year, the Executive shall devote all of his business time, attention and skill exclusively to the business and affairs of the Company and its subsidiaries. The Executive will not engage in any other business activity, and will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company. Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:
          i. Serving, with the prior approval of the Board of Directors of the Company, as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company;
          ii. Delivering lectures and fulfilling speaking engagements;
          iii. Engaging in charitable and community activities;
and
          iv. Investing his personal assets in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation or affairs of the companies in which those investments are made.

     The foregoing activities will be allowed as long as they do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company.
                          SECTION IV
                         COMPENSATION
     For all services rendered by the Executive in any capacity during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary of the Company, the Executive shall be compensated as follows:
     A.   Base Salary
    The Company shall pay the Executive a fixed base salary ("Base Salary") as determined by the Company's Board of Directors, subject to annual increases as the Board of Directors of the Company or a committee assigned by the Board deems appropriate in accordance with the Company's customary procedures regarding the salaries of senior officers. Annual increases in Base Salary once granted shall not be subject to revocation. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than twice each month.
     B.   Annual Incentive Awards
     The Company will pay the Executive annual incentive compensation awards, if any, as may be granted by the Board or a committee assigned by the Board of Directors to the Executive under an annual incentive program. The annual incentive program will be adopted by the Board or by a committee assigned by the Board. The Board or committee will establish appropriate criteria for the granting of such awards at the beginning of each calendar year based on the financial and strategic results achieved that year.
     C.   Long-Term Incentive Awards
     Subject to any approval or ratification by shareholders as required the Company will grant the Executive Incentive Stock Options and Non-Qualified Stock Options at fair market value from time to time based on the financial and strategic results achieved each year, and at a competitive level based on the then current Base Salary of the Executive. These options will be a combination of Incentive Stock Options and Non-Qualified Stock Options, the combination determined by the Board and subject to any maximum restrictions determined by existing tax legislation at that time.
     D.   Additional Benefits
     In addition, the Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any plan or program now or later established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, vacation, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, and stock option plans which the Company may establish. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives, as the case may be.
     Specifically, the Company shall furnish the Executive, without cost to the Executive, group term and supplemental term life insurance for the benefit of the Executive's beneficiary in the combined amount of at least $2,500,000, coverage under the Company's group hospitalization, health and dental care insurance plans, supplemental medical reimbursement plan, coverage for expenses incurred by the Executive or his dependents who are covered under the Company's group hospitalization, health and dental insurance plans which are not covered by other Company plans and which do not exceed $10,000 per year, and long-term disability insurance for the benefit of the Executive in an amount no less than sixty percent (60%) of base salary. The Executive will be entitled to a minimum of four (4) weeks vacation annually.
     E.   Perquisites
     The Company will reimburse the Executive for the cost of an annual physical examination of the Executive by a physician selected by the Executive, the results of which will be reported to the Chairman of the Compensation Committee of the Board of Directors. The Company will also furnish to the Executive (or reimburse the Executive for) personal financial, investment or tax advice in an amount not to exceed $15,000 per year.
     The Company shall pay directly (or reimburse the Executive for) $15,000 per year of dues incurred by the Executive with respect to clubs used primarily for business purposes. Executive shall provide whatever information the Company might request to ensure that such payment (or reimbursement) is tax deductible for the Corporation.
     F.   Life Insurance Policies
          i. The Executive owns insurance policies nos. 2913144, 3023808, and 3001153 with Guardian Life Insurance Company of America ("Guardian"), policies nos. 1046438 and 1071502 with Security Mutual Life Insurance Company of New York ("Security") and policy 2633-125 with Canada Life (the Guardian, Security and Canada Life policies are referred to herein as the "Policies"). The Policies provide a death benefit equal to the cash surrender value of the Policies. The Executive has the right to name a beneficiary for all of the death benefits, subject to the rights of the Company under the Prior Life Insurance Agreements described below in subparagraph
vi. As part of the compensation paid by the Company to the Executive pursuant to this Section IV, the Company has advanced certain premium payments on the Old Policies.
          ii. In consideration of the services performed by the Executive pursuant to this Agreement, the Company agrees to advance annual premium payments for the Policies, in the aggregate, in the amount of approximately $540,000 or such other annual amount as may be agreed to in writing between the Company and the Executive per year (the "Required Premiums") through the calendar year in which the Executive attains age sixty-one (61) regardless of whether the Executive is employed by the Company at the time the premiums are paid; provided, however, that the Required Premiums made by the Company shall cease in the event the Executive breaches the "Covenant Not To Compete" annexed hereto as Exhibit A and described in subparagraph iii. below. All references in such Exhibit A to "Effective Date" shall refer to June 1, 1994.
               iii. In consideration of the Required Premiums to be advanced annually by the Company pursuant to this Section IV F., whether or not the Executive is employed by the Company pursuant to this Agreement, the Executive agrees not to compete with the Company pursuant to the terms of the "Covenant Not To Compete" annexed hereto as Exhibit A.
          iv. In further consideration of the premiums to be advanced annually by the Company, the Executive further agrees that pursuant to the terms of this Paragraph F., until the date the Executive attains age sixty (60), the Executive may not withdraw any amount (either as a Policy loan or a withdrawal of cash surrender value) from the Policies.
          v. The Policies have been transferred by the Executive to the escrow agent agreed to by the Executive and the Company (the "Escrow Agent") pursuant to the escrow agreement between the Company, the Executive and the Escrow Agent annexed hereto as Exhibit B (the "Escrow Agreement"). In the event the Executive violates the terms of the Covenant Not To Compete prior to the Executive attaining age sixty (60), the Executive shall forfeit any interest in the Policies, and the Escrow Agent shall transfer the Policies to the Company, subject to the provisions of the Escrow Agreement and the provisions of subparagraph viii. below. The Executive has executed an assignment agreement ("Assignment Agreement"), annexed hereto as Exhibit C, to reflect the obligation of the Executive to transfer the Policies to the Company in such event, and the Assignment Agreement shall be held in escrow by the Escrow Agent. Upon the Executive having attained age sixty
(60) without having violated the terms of the Covenant Not To Compete, the Escrow Agent shall return the Policies to the Executive, and the Executive shall hold all right, title and interest in and to the Policies, without regard to the terms of the Covenant Not To Compete, but subject to the New Collateral Assignments described in subparagraph vi. below.
          vi. Pursuant to collateral assignment agreements dated December 12, 1988 and March 18, 1991, the Executive has assigned to the Company an interest in the Policies issued by Security equal to the premiums advanced by the Company. Pursuant to collateral assignment agreements dated June 2, 1988, the Executive has assigned to the Company an interest in the Policies issued by Guardian equal to the premiums advanced by the Company. These agreements are referred to herein collectively as the "Prior Life Insurance Agreements." New collateral assignments have been entered into between Guardian, Security and Canada Life (respectively), the Company and the Executive, copies of which are annexed hereto as Exhibit D ("New Collateral Assignments"). Each provides that the Company shall have an interest in such respective Policies equal to the premiums advanced by the Company. The New Collateral Assignments shall supersede the Prior Life Insurance Agreements.
          vii. During the term of this Agreement and further provided that the Executive does not breach the terms of the Covenant Not To Compete before his attainment of age sixty
(60), in the event that the Company fails to make Required Premium payments for the Policies for any calendar year by December 31st of such year (the "Default Date"), the Company's right under any or all of the New Collateral Assignments to be repaid from the cash surrender value of the Policies, in respect of the premiums advanced by the Company to the Executive, shall be reduced by the shortfall (unless otherwise subsequently advanced by the Company) with interest at the rate of seven percent (7%) per annum (without regard to which Policy there is a failure to pay). Such interest shall be calculated from the Default Date to the earlier of the (a) date the Company advances Required Premiums with respect which there is a shortfall and certifies to the Executive that such payment is being made to make up for the shortfall, or (b) date of withdrawal of premiums advanced by the Company pursuant to the New Collateral Assignment. For purposes of the preceding sentence, the Executive may request a reduction from any Policy of the premiums to be repaid to the Company pursuant to the New Collateral Assignments.
          viii.   Any such disputes regarding (a) the
interpretation and application of this Paragraph F., (b) the Policies and (c) the documents set forth in Exhibits A, B, C and D to this Agreement, except that the Covenant Not To Compete as set forth in Exhibit A shall be included for purposes of this subparagraph viii. only until the Executive attains age sixty (60), which cannot be settled amicably within thirty (30) days after written notice by one party to the other of a dispute (or after such longer period agreed to in writing by the parties), shall thereafter be determined by arbitration in Stamford, Connecticut under the rules of the American Arbitration Association and shall be the sole remedy for any disputes arising under this Paragraph F. Judgment on the award rendered in such arbitration may be entered in any court of competent jurisdiction. If there is a dispute relating to any matter under this Paragraph F. which would go to arbitration any action to be taken by a party hereto or the Escrow Agent shall be deferred until the final determination of the arbitration proceedings.
          ix. In the event the Executive breaches the Covenant Not To Compete after attaining age sixty (60), the Company may seek an injunction in a court of competent jurisdiction barring the Executive from breaching the Covenant Not To Compete.

                           SECTION V
                       BUSINESS EXPENSES
     The Company will reimburse the Executive for all reasonable travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.
                          SECTION VI
                          DISABILITY
     A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability. However, in the event the Executive is disabled for a continuous period of six months or more, the Company may terminate the employment of the Executive and make payments to the Executive under Section VIII
D. of this Agreement.
     B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement, and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. During the disability period, the Executive is responsible and reports directly to the Board of Directors. If the Company fails to make a payment or provide a benefit required as part of this Agreement, the Executive's obligation to furnish information and assistance will end.
     C. The term "disability" will have the same meaning as under the disability insurance provided pursuant to this Agreement.

                          SECTION VII
                             DEATH
     In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except as provided in Section VIII D. of this Agreement. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement.

                         SECTION VIII
              EFFECT OF TERMINATION OF EMPLOYMENT
     A. If the Executive's employment terminates due to a Termination for Cause, earned but unpaid Base Salary will be paid on a lump sum basis for the year in which the termination occurs. Earned but unpaid incentive awards for any prior years shall be payable in full, but no other payments will be made or benefits provided by the Company.
     B. Upon termination of the Executive's employment (other than for reasons due to death, disability, retirement or pursuant to Paragraph D. of this section or Section XII), the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of the termination, except as expressly provided in this Agreement.
     C.   For this Agreement the following terms have the
following meanings:
          i. "Termination for Cause" means termination of the Executive's employment by the Company by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's serious, willful misconduct with respect to his duties under this Agreement (including but not limited to conviction for a felony or perpetration of a common law fraud) which has resulted or is likely to result in material economic damage to the Company and which is not cured (if such breach is capable of being cured) within thirty (30) days after written notice thereof to the Executive.
          ii. "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill any of its obligations under this Agreement in any material respect including any reduction of the Executive's Base Salary or failure to appoint or reappoint the Executive to the office of Chief Executive Officer or Board of Directors or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking or level, responsibility, importance or scope of the position. This would also include any assignment or reassignment by the Company of the Executive to a place of employment other than the Company's present headquarters or another location in the New York Metropolitan Area. The Executive will provide the Company with a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within ninety
(90) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.
          iii. "Without Cause Termination" or "terminated Without Cause" means termination of the Executive's employment by the Company other than due to death, disability or expiration of the Period of Employment or Termination for Cause.
     D. In the event (i) the Executive's employment with the Company terminates for any reason (including, without limitation, disability, death, resignation, retirement, Without Cause Termination or Constructive Discharge) other than Termination for Cause and other than as a result of a Change of Control (as defined in Section XII), (ii) in the case of the Executive's proposed resignation or retirement (each, a "voluntary termination") the Executive gives the Company no less than six (6) months prior written notice of such proposed voluntary termination of employment, and (iii) the Executive at the time of any voluntary termination under (i) is over the age of 55, the Company shall pay to the Executive or the Executive (or his estate in the event of his death) shall be entitled to, in lieu of any other payment or entitlement under the prior provisions of this Section VIII, the following described in
(x), (y) and (z), below, as applicable:
         (x)  In the event of voluntary termination of
employment
              a) $2,500,000 if termination occurs at or after age 55 and before age 56;
              b)    $5,000,000 if termination occurs at or
after age 56 and before age 57;
              c)    $7,500,000 if termination occurs at or
after age 57 and before age 58; or
              d)    $10,000,000 if termination occurs at or
after age 58.
              The payments referred to in (x) shall be made in ten (10) equal, consecutive, pro rata installments, commencing no later than thirty (30) days after the effective date of such voluntary termination of employment and on each anniversary thereof, together with interest on the unpaid principal balance of such payments, based upon a 360 day year of twelve 30 day months at a rate of seven percent (7%) per annum; provided, however, that all such payments shall become immediately due and payable in the event of any Change of Control (as defined in Section XII). Interest payments shall be made on each such anniversary date until the principal amount of such payments shall be paid in full. If any such anniversary is not a business day, such installment shall be paid on the business day next following such anniversary. For purposes of this Agreement, "business day" means any day on which commercial banks are authorized to be open in New York City for the transaction of business. Nothing in this section shall entitle Executive to any of the payments or entitlements payable under
Section XII of this Agreement.
          (y)  In the event of termination of employment under
(i) other than voluntary termination, the amount of
$10,000,000.
          (z)  a)   all earned but unpaid Base Salary and
Incentive Compensation Awards on a pro rata basis for the year in which such termination occurs,
               b) any stock options granted to the Executive prior to such termination shall become fully vested upon such termination,
               c)   any restrictions on any shares of
Restricted Stock issued to the Executive prior to such termination shall lapse upon such termination,
               d) the Company shall immediately contribute to the Escrow Agent (or another escrow agent mutually acceptable to the parties hereto), in a lump sum, all the Required Premiums that would thereafter be payable under Section IV F.ii., as if the Executive's employment continued through the calendar year in which the Executive would have attained age sixty-one (61), which Required Premiums shall be held pursuant to an escrow agreement mutually acceptable to the parties hereto, with all interest and/or dividends thereon to be paid periodically to the Company, and
               e) the welfare benefits otherwise provided to the Executive under Section IV D., including without limitation group hospitalization, health, dental care, life insurance and disability insurance shall be continued for a period of five years following such termination of employment for the benefit of the Executive and, to the extent applicable, the Executive's spouse.

                          SECTION IX
              OTHER DUTIES OF THE EXECUTIVE DURING
              AND AFTER THE PERIOD OF EMPLOYMENT
     A. The Executive will with reasonable notice during or after the Period of Employment furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
     B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement.
The Executive will not during the Period of Employment or after, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.
     C. During the Period of Employment and upon a Termination for Cause, for a 12-month period thereafter the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During such period, the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company. During such period, the Executive without express prior written approval from the Board of Directors will not solicit any members of the thencurrent clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. The Company's obligation to make payments under the terms of this Agreement will cease upon any violation of the preceding paragraphs.
   The parties desire that the provisions of Section IX are enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought. If any portion of Section IX is judged to be invalid or unenforceable, Section IX will be amended to conform to the legal changes so that the remainder of this Agreement remains in effect.

                           SECTION X
                          RETIREMENT
   The Executive may elect with no less than six (6) months written advance notice to the Company to retire under this Agreement. In the event of retirement, the Period of Employment shall cease as of the retirement date (except as provided in Section VIII D. of this Agreement).

                          SECTION XI
                  INDEMNIFICATION, LITIGATION
     A. The Company will indemnify the Executive to the fullest extent permitted by the laws of the Company's state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.
     B. In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement, and the enforcement of the rights under this Agreement, the Company shall reimburse the Executive for all costs and expenses related to the litigation or proceeding including attorney's fees and expenses, providing that the litigation or proceeding results in either settlement requiring the Company to make a payment to the Executive or judgment in favor of the Executive.
                          SECTION XII
                 EFFECTS OF CHANGE OF CONTROL
     A. In the event there is a Change of Control (as defined below) of the ownership of the Company, the Executive may, at any time, immediately resign upon written notice to the Company. Within thirty (30) days of any such termination of employment, the Company shall pay to the Executive, or to his estate in the event of death, the sum of $10,000,000. In addition, there shall be paid to the Executive or he (or his estate, in the event of his death) shall be entitled to:
          i. all earned but unpaid Base Salary and Incentive Compensation Awards on a pro rata basis for the year in which such termination occurs,
          ii. the Company shall immediately contribute to the Escrow Agent (or another escrow agent mutually acceptable to the parties hereto), in a lump sum, all the Required Premiums that would thereafter be payable under Section IV F.ii. as if the Executive's employment continued through the calendar year in which the Executive would have attained age sixty-one (61), which Required Premiums shall be held pursuant to an escrow agreement mutually acceptable to the parties hereto, with all interest and/or dividends thereon to be paid periodically to the Company, and
        iii. welfare benefits otherwise provided to the Executive under Section IV D., including without limitation, group hospitalization, health, dental care, life insurance and disability insurance shall be continued for a period of five
(5) years following such termination of employment for the benefit of the Executive and, to the extent applicable, the Executive's spouse,
     In the event that there is a Change of Control, whether or not the Executive resigns, any stock options granted to the Executive prior to such Change of Control shall become fully vested upon such Change of Control, and any restrictions on any shares of Restricted Stock issued to the Executive prior to such Change of Control shall lapse upon such Change of Control. The foregoing payments and entitlements under this Section XII shall be in lieu of any entitlements or amounts otherwise payable under Section VIII of this Agreement.
          B.   i.   In the event that any payment or benefit
received or to be received by the Executive pursuant to the terms of this Agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company or any affiliate ("Other Payments" and, together with the Contract Payments, the "Payments") would, in the opinion of independent tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"), be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (in whole or in part), as determined as provided below, the Payments shall be reduced (but not below zero) until no portion of the Payments would be subject to the Excise Tax. For purposes of this limitation, (a) no portion of the Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing shall be taken into account, (b) only the portion of the Payments which in the opinion of Tax Counsel constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code shall be taken into account, (c) the Payments shall be reduced only to the extent necessary so that the Payments would not be subject to the Excise Tax, in the opinion of Tax Counsel, and (d) the value of any noncash benefit or any deferred payment or benefit included in such Payments shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If any reduction in Payments is necessary to satisfy this Paragraph, the Executive shall be entitled, at any time by written notice to the Company, to reduce the amount of any Payment otherwise payable to him (including, without limitation by waiving, in whole or in part, the accelerated vesting under this Agreement of options previously granted Executive), and to select from among the Payments those to be so reduced in order to satisfy the limitations of this Paragraph, and the Company shall reduce the amount of such Payments accordingly. Any options the vesting of which would have otherwise accelerated but for the provisions of this Paragraph shall continue to vest in accordance with their respective terms, and shall, upon such vesting, remain exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted, whether or not the Executive's employment is terminated.
          ii. If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Paragraph B., any Payments paid to the Executive or for his benefit exceeded the limitation contained in Paragraph B. hereof, then the Executive shall pay to the Company, within 60 days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess of the Payments paid to him or for his benefit over the maximum Payments that should have been paid to or for his benefit taking into account the limitations contained in this Paragraph
B. and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his receipt of such excess until the date of such payment; provided, however, that (x) he shall not be required to make any payment to the Company pursuant to this Paragraph B.ii., (1) if such final determination requires the payment by him of an Excise Tax by reason of any Payment or portion thereof or (2) in the case of the opinion of Tax Counsel, until the expiration of the application statute of limitations or a final determination of a court or an Internal Revenue Service proceeding that no Excise Tax is due and (y) he shall only be required to make a payment to the Company pursuant to this Paragraph B.ii. to the extent such payment is deductible (or excludable from income) for federal income tax purposes.
          iii. If it is established pursuant to an opinion of Tax Counsel or a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of Paragraph B.i. hereof, any Payments paid to him or for his benefit were in an amount less than the maximum Payments which could be payable to him without such payments being subject to the Excise Tax, then the Company shall pay to him, within ninety days of receipt of notice of such final determination or opinion, an amount equal to the sum of (a) the excess, if any, of the payments that should have been paid to him or for his benefit over the payments paid to or for his benefit and (b) interest on the amount set forth in clause (a) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his non-receipt of such excess until the date of such payment.
          iv. The Company shall pay the Contract Payments at such times as set forth in the applicable paragraph hereof; provided, however, that if the Company in good faith believes that any such payments shall be reduced under the provisions of Paragraph B.i. hereof, the Company shall pay to the Executive at such time a good faith estimate of the reduced payments, the computation of which shall be given to him in writing together with a written explanation of the basis for making such adjustment. The Company shall, within thirty days of the otherwise applicable payment date, either (a) pay to the Executive the balance of the payments together with interest thereon at the applicable federal rate (as defined in Section 1274(d) of the Code) or (b) deliver to him a copy of the opinion of Tax Counsel referred to in Paragraph B.i. hereof, as applicable, establishing the amount of the reduced payments, along with the excess, if any, of the reduced payments over the estimate previously paid on account thereof, together with interest thereon at the applicable federal rate (as defined in Section 1274(d) of the Code).
          C. A "Change Of Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 51% or more of the outstanding voting securities of the Company, (ii) the Company or any subsidiary thereof shall be merged with or into or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company, (iv) a person, within the meaning of
Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, as amended, shall acquire 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), or (v) any other event shall take place that a majority of the Board of Directors of the Company, in its sole discretion, shall determine constitutes a "Change of Control" for the purposes hereof. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d3(d)(I)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934, as amended.
                         SECTION XIII
                       WITHHOLDING TAXES
     The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                          SECTION XIV
                  EFFECT OF PRIOR AGREEMENTS
     This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

                          SECTION XV
             CONSOLIDATION, MERGER OR SALE OF ASSETS
   Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term "the Company" as used herein will mean the other corporation and this Agreement shall continue in full force and effect.

                          SECTION XVI
                         MODIFICATION
    This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                         SECTION XVII
                         GOVERNING LAW
     This Agreement has been executed and delivered in the State of Connecticut and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.
                         SECTION XVIII
                           SURVIVAL
     Sections IV, V, VI, VII, VIII, IX, X, XI, XII, XV and XVII shall continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Period of Employment.

In Witness Whereof, the undersigned have caused the foregoing agreement to be executed as of the date first above written.

                                   CUC International Inc.
                                   By:
                                      _________________________
                                      E. Kirk Shelton
                                      President
                                   ____________________________
                                   Walter A. Forbes